Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of VCampus Corporation for the registration of 10,817,285 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2006 (except for Note 15, as to which the date is March 23, 2006) with respect to the 2004 and 2005 financial statements and schedule of VCampus Corporation included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Vienna, Virginia
April 28, 2006